For the fiscal period ended 04/30/12
File number 811-07064

					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Target Portfolio Trust
      - Target Small Capitalization Value Portfolio

1.   Name of Issuer:  Guidewire


2.   Date of Purchase:  January 25, 2012


3.   Number of Securities Purchased:  1,700


4.   Dollar Amount of Purchase:  $22,100


5.   Price Per Unit:  $13.00


6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased:  Deutsche Bank Securities


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
J.P. Morgan Securities Inc
Citigroup Global Markets, Inc.
Stifel, Nicolaus & Company, Inc.
Pacific Crest Securities, LLC